RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES ADOPTS STOCKHOLDER RIGHTS PLAN

Pennsauken, NJ – June 9, 2010 -- RCM Technologies, Inc. (NASDAQ: RCMT) today announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan (the “Rights Plan”) under which stockholders will receive rights to purchase shares of a new series of preferred stock in certain circumstances.

The Board adopted the Rights Plan in response to the recent announcement by CDI Corp. that it has made a proposal to acquire all the outstanding shares of RCM common stock for $5.20 per share, which proposal RCM’s Board has determined would not be, as structured, in the best interests of RCM to pursue.  The Rights Plan is intended to protect RCM and its stockholders from efforts to obtain control of RCM that are inconsistent with the best interests of RCM.

Consistent with RCM’s commitment to good corporate governance, the rights will expire on June 21, 2011.  The rights will be exercisable if a person or group, without approval of RCM’s Board, acquires 15% or more of RCM’s common stock or announces a tender offer which results in the ownership of 15% or more of RCM’s common stock.  The rights also will be exercisable if a person or group that already owns 15% or more of RCM’s common stock, without Board approval, acquires any additional shares (other than pursuant to RCM’s compensation or benefit plans). If the rights become exercisable, all rights holders (other than the person triggering the rights) will be entitled to acquire RCM’s common stock at a 50% discount.

The rights will trade with RCM’s common stock, unless and until they are separated upon the occurrence of certain future events.  RCM’s Board may terminate the Rights Plan or redeem the rights prior to the time the rights are triggered. Further details of the Rights Plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission.

Robert W. Baird & Co. Incorporated advised the Company in connection with adopting the Rights Plan.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 35 years. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

Any statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause RCM’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  Forward looking statements include, but are not limited to, those relating to demand for RCM’s services, expected demand for our services and expectations regarding our revenues, RCM’s ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of RCM to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by RCM with the Securities and Exchange Commission.